As filed with the Securities and Exchange Commission on September 28, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

GEVO, INC.

(Exact name of registrant as specified in its charter)

____________________

Delaware	87-0747704
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Inverness Drive South, Building C, Suite 310

Englewood, CO 80112

(Address of Principal Executive Offices)(Zip Code)

____________________

Amended and Restated 2010 Stock Incentive Plan

(Full title of the plan)

____________________

Patrick R. Gruber, Ph.D.

Chief Executive Officer

Gevo, Inc.

345 Inverness Drive South, Building C, Suite 310

Englewood, CO 80112

(Name and address of agent for service)

(303) 858-8358

(Telephone number, including area code, of agent for service)

____________________

Copy To:

Deyan Spiridonov, Esq.

Teri O’Brien, Esq.

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company	☐

CALCULATION OF THE REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,000,000(2)	$2.26(3)	$2,260,000(3)	$262.61

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the common stock, par value $0.01 per share (the “Common Stock”), of Gevo, Inc. (the “Registrant”) that may be offered or issued under the plans to prevent dilution resulting from stock splits, stock dividends, recapitalizations, or similar transactions.

(2)

Represents 1,000,000 shares of Common Stock reserved for future grant under the Registrant’s Amended and Restated 2010 Stock Incentive Plan, as amended (the “2010 Plan”).  The Registrant previously registered 371,419 shares of Common Stock under the 2010 Plan and 192,951 shares of Common Stock under the Registrant’s 2006 Omnibus Securities and Incentive Plan (the “2006 Plan”), each adjusted to reflect the reverse stock split the Company effected on April 20, 2015.  To the extent outstanding awards under the 2006 Plan expire, or are forfeited, cancelled, settled, or become unexercisable without the issuance of shares, the shares of Common Stock subject to such awards will be available for future issuance under the 2010 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on September 22, 2015, as quoted on the NASDAQ Capital Market. Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Registration Statement only.

____________________

This Registration Statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Gevo, Inc., a Delaware corporation (the “Company”), to register an additional 1,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under the Company’s Amended and Restated 2010 Stock Incentive Plan, as amended.

Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 11, 2011 (File No. 333-172771) and the Company’s registration statement on Form S-8 filed with the Commission on April 14, 2014 (File No. 333-195264) (together, the “Prior Registration Statements”) and relates to securities of the same class as that to which the Prior Registration Statements relate.

Item 3.Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference, and shall be deemed to be a part hereof:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 30, 2015;
(b)	the Company’s Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014, filed on April 2, 2015;
(c)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed on May 13, 2015;
(d)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, filed on August 7, 2015;
(e)

the Company’s Current Reports on Form 8-K (including Amended Current Reports on Form 8-K/A) filed with the Commission on January 2, 2015, January 20, 2015, January 27, 2015, January 30, 2015, February 4, 2015, February 12, 2015, February 17, 2015, April 14, 2015, April 22, 2015, May 12, 2015, May 15, 2015, May 20, 2015, June 1, 2015, June 3, 2015, July 10, 2015, July 20, 2015, August 4, 2015, August 27 and September 24; and

(f)

the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12(b) of the Exchange Act on February 4, 2011, including any subsequent amendment or report filed with the Commission for the purpose of amending such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 6.Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. In addition, a corporation may advance expenses incurred by a director or officer in defending a proceeding upon receipt of an undertaking from such person to repay any amount so advanced if it is ultimately determined that such person is not eligible for indemnification. Our amended and restated certificate of incorporation provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages to the fullest extent authorized under applicable law, including for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in our amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article 10 of our amended and restated bylaws provides that we will indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith.

In addition to the above, we have entered into indemnification agreements with each of our directors and officers. These indemnification agreements provide our directors and officers with the same indemnification and advancement of expenses as described above, and provide that our directors and officers will be indemnified to the fullest extent authorized by any future Delaware law that expands the permissible scope of indemnification. We also have directors’ and officers’ liability insurance, which provides coverage against certain liabilities that may be incurred by our directors and officers in their capacities as directors and officers of the Company.

Item 8.Exhibits.

		Previously Filed
Exhibit Number	Description	Form	File No.	Filing Date	Exhibit	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of Gevo, Inc.	10-K	001-35073	March 29, 2011	3.1
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	333-168792	June 10, 2013	3.1
4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	001-35073	July 9, 2014	3.1
4.4	Amended and Restated Bylaws of Gevo, Inc.	10-K	001-35073	March 29, 2011	3.2
4.5	Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan.	8-K	001-35073	July 10, 2015	10.1
4.6	Form of Restricted Stock Unit Agreement under the 2010 Stock Incentive Plan.	S-1/A	333-168792	January 19, 2011	10.15
4.7	Form of Restricted Stock Award Agreement under the 2010 Stock Incentive Plan.	10-K	001-35073	March 29, 2011	10.21
4.8	Form of Stock Option Award Agreement under the 2010 Stock Incentive Plan.	10-K	001-35073	March 29, 2011	10.22
5.1	Opinion of Paul Hastings LLP.					X
23.1	Consent of Deloitte & Touche, LLP.					X
23.2	Consent of Paul Hastings LLP (included in opinion of counsel filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 28th day of September, 2015.

GEVO, INC.

By:	/s//s/ PATRICK R. GRUBER
Patrick R. Gruber, Ph.D. Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Patrick R. Gruber and Mike Willis his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ PATRICK R. GRUBER//s/	Chief Executive Officer (Principal Executive Officer) and Director	September 28, 2015
Patrick R. Gruber, Ph.D.
/s/ MIKE WILLIS	Chief Financial Officer (Principal Financial and Accounting Officer)	September 28, 2015
Mike Willis
/s/ RUTH DREESSEN	Chairman of the Board of Directors	September 28, 2015
Ruth Dreessen
/s/ GARY W. MIZE	Director	September 28, 2015
Gary W. Mize
/s/ ANDY MARSH	Director	September 28, 2015
Andy Marsh
/s/ JOHANNES MINHO ROTH	Director	September 28, 2015
Johannes Minho Roth

EXHIBIT INDEX

		Previously Filed
Exhibit Number	Description	Form	File No.	Filing Date	Exhibit	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of Gevo, Inc.	10-K	001-35073	March 29, 2011	3.1
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	333-168792	June 10, 2013	3.1
4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	001-35073	July 9, 2014	3.1
4.4	Amended and Restated Bylaws of Gevo, Inc.	10-K	001-35073	March 29, 2011	3.2
4.5	Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan.	8-K	001-35073	July 10, 2015	10.1
4.6	Form of Restricted Stock Unit Agreement under the 2010 Stock Incentive Plan.	S-1/A	333-168792	January 19, 2011	10.15
4.7	Form of Restricted Stock Award Agreement under the 2010 Stock Incentive Plan.	10-K	001-35073	March 29, 2011	10.21
4.8	Form of Stock Option Award Agreement under the 2010 Stock Incentive Plan.	10-K	001-35073	March 29, 2011	10.22
5.1	Opinion of Paul Hastings LLP.					X
23.1	Consent of Deloitte & Touche, LLP.					X
23.2	Consent of Paul Hastings LLP (included in opinion of counsel filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).